A RESOLUTION
                         OF THE BOARD OF DIRECTORS
                                    OF
                         DOLPHIN PRODUCTIONS, INC.


     At a meeting of the Board of Directors of Dolphin Productions, Inc., held on Tuesday, March 18, 2003, and upon a motion, duly made and seconded, the directors unanimously adopted the following resolution:


     BE IT RESOLVED, that the President of Dolphin Productions, Inc. (the "Company"), Richard H. Casper, be, and hereby is, empowered and authorized to complete and execute, with full power of attorney in behalf of the Company, the Form 10-SB registration statement.

     The President is further authorized and empowered to issue and sign, in behalf of the Company, all representations, reports, and other communications to the Securities and Exchange
     Commission and to the Company's auditors.